Exhibit 99.1

Dycom Industries, Inc.

11770 U.S. Highway 1, Suite 101 / Palm Beach Gardens, Florida 33408 / (561) 627-7171

N E W S            R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO

Richard L. Dunn, Senior Vice President
Palm Beach Gardens, Florida		and CFO (561) 627-7171	January 30, 2008

DYCOM ANNOUNCES AGREEMENT TO SETTLE WAGE AND HOUR CLAIMS
AGAINST THREE OF ITS SUBSIDIARIES

Palm Beach Gardens, Florida, January 30, 2008 — Dycom Industries, Inc. (NYSE: “DY”) announced today that an agreement has been reached to settle certain wage and hour claims against its UtiliQuest, LLC, S.T.S., LLC and Locating, Inc. subsidiaries. The settlement is the result of a structured mediation process that was previously disclosed. It involves claims dating from 2003 through January 31, 2007 and covers a number of states where these subsidiaries conducted business. As a first step in the process of receiving court approval of this mediated settlement, attorneys representing the representatives of the class filed complaints yesterday in the United States District Court in the Middle District of Florida. While the subsidiaries deny the allegations underlying the dispute, they have agreed to the mediated settlement to avoid additional legal fees, the uncertainty of a jury trial and the management time that would have been devoted to litigation. These subsidiaries have revised their procedures to deter being the target of further such litigation. The gross settlement of $10.0 million is subject to court approval and represents the maximum payout, assuming 100% opt-in by all potential members of the purported class. The minimum payment under the settlement agreement is approximately $3.2 million, primarily consisting of the amount to be paid to the plaintiffs’ attorneys. The eventual opt-in percentage and accordingly the actual payments to class members are difficult to predict. However, Dycom expects actual payments to be less than the gross settlement amount and is currently evaluating the appropriate charge for financial statement purposes. This charge will be recorded in Dycom’s financial statements for the quarter ending January 26, 2008.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company’s expected charge with respect to the settlement of litigation. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the impact of any future acquisitions and whether they can be efficiently integrated into our existing operations, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.